Exhibit 99.1

Lisata Therapeutics Appoints Jeff Farrow to Board of Directors

Veteran biopharma CFO brings more than 15 years of public-company financial leadership across development, approval and commercial launch; joins Audit Committee

Liberty Corner, N.J., October 14, 2026 - Lisata Therapeutics, Inc. (Nasdaq: LSTA) (“Lisata” or the “Company”) today announced the appointment of Jeffrey Farrow to its Board of Directors, effective October 13, 2026.

Mr. Farrow fills a newly created seat, expanding the Board from seven to eight members. He was appointed as a Class III director upon the recommendation of the Nominating and Corporate Governance Committee and will also serve on the Audit Committee. The Board has determined that Mr. Farrow is independent under Nasdaq listing rules.

“Jeff has helped take multiple companies from the clinic to approval and commercial launch, and he has led several of them through successful strategic outcomes,” said David Mazzo, Chief Executive Officer of Lisata. “As we advance our Phase 2b programs in severe hypertriglyceridemia and acromegaly, his financial discipline and public-company experience will be a tremendous asset to our Board.”

“I’m pleased to join Lisata’s Board at an important point in the Company’s development,” said Mr. Farrow. “I look forward to working with the Board and management team to help build long-term value for patients and stockholders.”

Mr. Farrow currently serves as Chief Financial Officer and Chief Strategy Officer of Tarsus Pharmaceuticals, Inc. (Nasdaq: TARS), a commercial-stage eye care company, a role he has held since April 2023. He is also a director of Clover Biopharmaceuticals, Ltd. (HKEX) and of Achieve Life Sciences, Inc. (Nasdaq: ACHV), where he chairs the audit committee and sits on the nominating and corporate governance committee. From 2016 to 2022, Mr. Farrow was Chief Financial Officer of Global Blood Therapeutics, Inc. through the company’s acquisition by Pfizer Inc. He previously served as CFO of ZS Pharma, Inc. through its acquisition by AstraZeneca in 2015, and as CFO of Hyperion Therapeutics, Inc. from 2010 until its acquisition by Horizon Therapeutics in 2015. Earlier, Mr. Farrow held finance leadership roles at Evotec AG and at Renovis, Inc., where he was vice president of finance and chief accounting officer. He began his career with seven years in the audit practice of KPMG LLP. Mr. Farrow holds a B.A. in business administration with a concentration in corporate finance from California State University, Fullerton, and is a certified public accountant (inactive).

About Lisata Therapeutics
Lisata Therapeutics is a clinical-stage pharmaceutical company. Following its acquisition of Marea Therapeutics, Lisata’s lead product candidate is MAR001, which is in Phase 2b clinical development for the treatment of severe hypertriglyceridemia (sHTG), a condition characterized by very high triglyceride levels. The Company is also advancing MAR002 for the treatment of acromegaly. Lisata’s cyclic peptide product candidate, certepetide, is an investigational drug designed to activate a novel uptake pathway that allows co-administered or tethered anti-cancer drugs to selectively target and penetrate solid tumors more effectively. For more information on the Company, please visit www.lisata.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated contributions of Mr. Farrow to the Board and the advancement of the Company’s clinical programs. Words such as “expect,” “anticipate,” “plan,” “look forward” and similar expressions identify such statements. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

Lisata:
Investors and Media:
John Menditto
jmenditto@lisata.com